Exhibit 107

Calculation of Filing Fee Table

Form F-4
(Form Type)

COINCHECK GROUP B.V. *
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Ordinary Shares(4)(7)	6,561,252	$10.50	$68,893,146.00		0.00014760	$10,168.63
	Equity	Warrants(5)(7)	4,860,168	$0.197	$957,453.01		0.00014760	$141.32
	Equity	Ordinary Shares underlying Warrants(6)(7)	4,860,168	$11.50	$—	(8)	0.00014760	$—
Fees Previously Paid	—	—	—	—	—			—
	Total Offering Amount				$69,850,599.01			$10,309.95
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$10,309.95

*	Immediately prior to the closing of the Business Combination referred to in the proxy statement/prospectus within this registration statement, the name of the Registrant is expected to change to Coincheck Group N.V.

(1)	All securities being registered will be issued by the Registrant. In connection with the business combination described in this registration statement and the proxy statement/prospectus included herein a series of transactions will result in outstanding publicly traded shares of Class A common stock, Class B common stock and public and private warrants of Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), becoming securities of the Registrant registered hereunder.

(2)	Based on the market price on April 19, 2024 of the Class A common stock of Thunder Bridge, par value $0.0001 per share (“Thunder Bridge Class A Common Stock”), and the market price on April 22, 2024 the warrants to acquire Thunder Bridge Class A Common Stock, each being the latest date that market price information was available with respect to such securities.

(3)	Computed in accordance with Rule 457(f) of the Securities Act.

(4)	Consists of ordinary shares issuable in exchange for outstanding Thunder Bridge Class A Common Stock, including shares of Class B common stock of Thunder Bridge convertible into shares of Class A common stock and shares of Class A Common Stock included in outstanding units of Thunder Bridge (“Units”), each Unit consisting of one share of Thunder Bridge Class A Common Stock and one-fifth of one warrant of Thunder Bridge (“Thunder Bridge Warrant”). In connection with the completion of the business combination described in this registration statement and the proxy statement/prospectus included herein, all Units will be separated into their component securities.

(5)	Consists of warrants that will replace outstanding Thunder Bridge Warrants, including warrants included in outstanding Units of Thunder Bridge.

(6)	Consists of common shares issuable upon exercise of warrants. Each warrant will entitle the warrant holder to purchase one common share of the Registrant at a price of $11.50 per share (subject to adjustment).

(7)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(8)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act.